EXHIBIT 2.5

                   AGREEMENT AND PLAN

                           OF

                         MERGER

              dated as of December 20, 1993

                     by and between

              REGENCY HEALTH SERVICES, INC.
                          and
                 CARE ENTERPRISES, INC.


                    TABLE OF CONTENTS

                                                     PAGE

ARTICLE I   CERTAIN DEFINITIONS . . . . . . . . . .     1
ARTICLE II  THE MERGER. . . . . . . . . . . . . . .     5
     2.1    The Merger. . . . . . . . . . . . . . .     5
     2.2    Effective Time. . . . . . . . . . . . .     5
     2.3    Effects of the Merger . . . . . . . . .     5
     2.4    Restated Certificate of Incorporation and
            Bylaws. . . . . . . . . . . . . . . . .     6
     2.5    Stockholder Meetings. . . . . . . . . .     6
     2.6    Conversion of Care Common Stock in the
            Merger. . . . . . . . . . . . . . . . .     6
     2.7    Dissenting Shares . . . . . . . . . . .     6
     2.8    Exchange of Shares. . . . . . . . . . .     7
     2.9    Time and Place of Closing . . . . . . .     9
ARTICLE III CORPORATE GOVERNANCE  . . . . . . . . .    10
     3.1    Actions to be Taken by Regency at the
            Effective Time with Respect to Corporate
            Governance. . . . . . . . . . . . . . .    10
     3.2    Certain Committees of Regency Board of
            Directors . . . . . . . . . . . . . . .    10
     3.3    Corporate Headquarters. . . . . . . . .    10
ARTICLE IV  REPRESENTATIONS AND WARRANTIES
            OF REGENCY. . . . . . . . . . . . . . .    11
     4.1    Organization and Qualification. . . . .    11
     4.2    Capitalization. . . . . . . . . . . . .    11
     4.3    Authority . . . . . . . . . . . . . . .    12
     4.4    Consents and Approvals; No Violation. .    12
     4.5    SEC Reports and Financial Statements. .    13
     4.6    Absence of Certain Changes or Events. .    14
     4.7    Litigation. . . . . . . . . . . . . . .    14
     4.8    Compliance with Law . . . . . . . . . .    14
     4.9    Taxes . . . . . . . . . . . . . . . . .    15
     4.10   Disclosure. . . . . . . . . . . . . . .    15
     4.11   Information Supplied. . . . . . . . . .    15
     4.12   Employee Matters. . . . . . . . . . . .    16
     4.13   Affiliate Agreements. . . . . . . . . .    16
     4.14   Opinion of Financial Advisor. . . . . .    17
     4.15   Accounting Matters. . . . . . . . . . .    17
     4.16   Brokers and Finders . . . . . . . . . .    17
ARTICLE V   REPRESENTATIONS AND WARRANTIES
            OF CARE . . . . . . . . . . . . . . . .    17
     5.1    Organization and Qualification. . . . .    17
     5.2    Capitalization. . . . . . . . . . . . .    18
     5.3    Authority . . . . . . . . . . . . . . .    18
     5.4    Consents and Approvals; No Violation. .    19
     5.5    SEC Reports and Financial Statements. .    19
     5.6    Absence of Certain Changes or Events. .    20
     5.7    Litigation. . . . . . . . . . . . . . .    21
     5.8    Compliance with Law . . . . . . . . . .    21
     5.9    Taxes . . . . . . . . . . . . . . . . .    21
     5.10   Disclosure. . . . . . . . . . . . . . .    22
     5.11   Information Supplied. . . . . . . . . .    22
     5.12   Employee Matters. . . . . . . . . . . .    22
     5.13   Affiliate Agreements. . . . . . . . . .    23
     5.14   Opinion of Financial Advisor. . . . . .    23
     5.15   Accounting Matters. . . . . . . . . . .    23
     5.16   Brokers and Finders . . . . . . . . . .    23
ARTICLE VI  COVENANTS RELATING TO CONDUCT
            OF BUSINESS . . . . . . . . . . . . . .    24
     6.1    Conduct of Business of Regency Pending
               the Effective Time . . . . . . . . .    24
     6.2    Conduct of Business of Care Pending
               the Effective Time . . . . . . . . .    25
     6.3    Cooperation . . . . . . . . . . . . . .    27
     6.4    Recommendation to Stockholders. . . . .    27
     6.5    State Takeover Laws . . . . . . . . . .    27
ARTICLE VII ADDITIONAL COVENANTS AND AGREEMENTS . .    28
     7.1    No Solicitation . . . . . . . . . . . .    28
     7.2    Access to Information . . . . . . . . .    29
     7.3    Registration Statement and Proxy Statement 30
     7.4    Affiliates. . . . . . . . . . . . . . .    30
     7.5    Agreement to Cooperate; Further Assurances 31
     7.6    Stock Options . . . . . . . . . . . . .    31
     7.7    Public Statements . . . . . . . . . . .    32
     7.8    Letter of Regency's Accountants . . . .    32
     7.9    Letter of Care's Accountants. . . . . .    33
     7.10   Expenses. . . . . . . . . . . . . . . .    33
     7.11   Opinions of Financial Advisors. . . . .    33
     7.12   Registration Rights . . . . . . . . . .    33
     7.13   Indemnification; Directors and Officers
               Insurance. . . . . . . . . . . . . .    34
     7.14   Merger Provisions . . . . . . . . . . .    34
     7.15   Employment Agreements . . . . . . . . .    34
     7.16   Undertaking . . . . . . . . . . . . . .    34
     7.17   New York Stock Exchange Listing . . . .    34
ARTICLE VIII   CONDITIONS . . . . . . . . . . . . .    35
     8.1    Conditions to Each Party's Obligation to
               Effect the Merger. . . . . . . . . .    35
     8.2    Conditions to Obligation of Regency to Effect
               the Merger . . . . . . . . . . . . .    36
     8.3    Conditions to Obligation of Care to
               Effect the Merger. . . . . . . . . .    37
ARTICLE IX  TERMINATION, AMENDMENT AND WAIVER . . .    39
     9.1    Termination . . . . . . . . . . . . . .    39
     9.2    Effect of Termination . . . . . . . . .    40
     9.3    Amendment . . . . . . . . . . . . . . .    41
     9.4    Waiver. . . . . . . . . . . . . . . . .    41
     9.5    Termination Fee . . . . . . . . . . . .    41
ARTICLE X   GENERAL PROVISIONS. . . . . . . . . . .    43
     10.1   Non-Survival of Representations, Warranties
               and Agreements . . . . . . . . . . .    43
     10.2   Notices . . . . . . . . . . . . . . . .    43
     10.3   Interpretation. . . . . . . . . . . . .    44
     10.4   Miscellaneous . . . . . . . . . . . . .    44
     10.5   Counterparts. . . . . . . . . . . . . .    45
     10.6   Parties in Interest . . . . . . . . . .    45
     10.7   Severability. . . . . . . . . . . . . .    45
     10.8   Attorneys' Fees . . . . . . . . . . . .    45


Exhibit A   Form of Restated Certificate of
               Incorporation of Regency
Exhibit B   Form of Bylaws of Regency
Exhibit C   Corporate Governance
Exhibit D   Form of  Sidley & Austin legal opinion
Exhibit E   Form of Skadden, Arps legal opinion

              AGREEMENT AND PLAN OF MERGER
            AGREEMENT AND PLAN OF MERGER, dated as of
December 20, 1993 (the "Agreement"), by and between
Regency Health Services, Inc., a Delaware corporation
("Regency"), and Care Enterprises, Inc., a Delaware corporation ("Care").

            WHEREAS, the Board of Directors of each of Regency and Care deems it advisable and in the best interests of their respective stockholders that Care be merged with and into Regency (the "Merger") in accordance with the General Corporation Law of the State of Delaware
(the "GCL"), upon the terms and subject to the conditions of this Agreement; and

            WHEREAS, for Federal income tax purposes, it is intended that the transactions contemplated by this Agreement constitute a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder.

            NOW, THEREFORE, in consideration of the
foregoing, the representations, warranties, covenants and agreements set forth herein and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intend-ing to be legally bound hereby, agree as follows:

                        ARTICLE I
                   CERTAIN DEFINITIONS
        For purposes of this Agreement, the following terms shall have the following meanings:

1.1 "Affiliate" shall mean, as to any person, any other person that directly or indirectly controls, or is under common control with or is controlled by such person.

1.2 "Arthur Andersen" shall mean Arthur Andersen & Co.,
Regency's independent auditors.

1.3 "Care" shall mean Care Enterprises, Inc., a Delaware corporation.

1.4 "Care Common Stock" shall mean the common stock, par value $ .01 per share, of Care.

1.5 "Care Permits" shall have the meaning set forth in
Section 5.8.

1.6 "Care Plans" shall have the meaning set forth in Sec-tion 5.10.

1.7 "Care SEC Reports" shall have the meaning set forth in
Section 5.5.

1.8 "Care Stock Option" shall have the meaning set forth in Section 7.6.

1.9 "Care Third Party Proposal" shall have the meaning set forth in Section 9.1.

1.10 "Certificate" shall have the meaning set forth in
Section 2.8.

1.11 "Certificate of Merger" shall have the meaning set forth in Section 2.2.

1.12 "Code" shall have the meaning set forth in the intro-ductory clauses hereto.

1.13 "Dissenting Shares" shall have the meaning set forth in Section 2.7.

1.14 "Effective Time" shall have the meaning set forth in
Section 2.2.

1.15 "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended.

1.16 "ERISA Affiliate," with respect to any party, shall mean any trade or business, whether or not incorporated, that together with such party would be deemed a "single employer" within the meaning of section 4001(a)(15) of ERISA.

1.17 "Ernst & Young" shall mean Ernst & Young, Care's independent auditors.

1.18 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

1.19 "Exchange Agent" shall have the meaning set forth in
Section 2.8.

1.20 "Exchange Ratio" shall have the meaning set forth in
Section 2.6.

1.21 "Form S-4" shall mean the Registration Statement on
Form S-4 to be filed with the SEC under the Securities
Act in connection with the Merger for the purpose of registering the shares of Regency Common Stock to be issued in the Merger.

1.22 "GCL" shall have the meaning set forth in the introductory clauses hereto.

1.23 "Governmental Entity" shall mean any court, admin-istrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

1.24 "HSR Act" shall mean the Hart-Scott-Rodino Anti trust
Improvements Act of 1976, as amended.

1.25 "Material Adverse Effect," with respect to any party, shall mean a material adverse effect (or any development which, insofar as reasonably can be foreseen, in the future is reasonably likely to have a material adverse effect) on the business, assets, financial or other condition, results of operations or prospects of such party and its Subsidiaries taken as a whole.

1.26 "Merger" shall have the meaning set forth in the introductory clauses hereto.

1.27 "Merrill Lynch" shall mean Merrill Lynch, Pierce,
Fenner & Smith Incorporated, financial advisor to Care.

1.28 "Proxy Statement" shall mean the joint proxy state-ment/prospectus to be distributed to holders of shares of Regency Common Stock and holders of shares of Care Common
Stock in connection with the meetings of such holders to be held in connection with the transactions contemplated by this Agreement.

1.29 "Regency" shall mean Regency Health Services, Inc., a
Delaware corporation.

1.30 "Regency Bylaws" shall have the meaning set forth in
Section 3.1.

1.31 "Regency Certificate of Incorporation" shall have the meaning set forth in Section 3.1.

1.32 "Regency Common Stock" shall mean the common stock, par value $.01 per share, of Regency.

1.33 "Regency Permits" shall have the meaning set forth in
Section 4.8.

1.34 "Regency Plans" shall have the meaning set forth in
Section 4.12.

1.35 "Regency SEC Reports" shall have the meaning set forth in Section 4.5.

1.36 "Regency Stock Option" shall have the meaning set forth in Section 7.6.

1.37 "Regency Third Party Proposal" shall have the meaning set forth in Section 9.1.

1.38 "SEC" shall mean the Securities and Exchange Commis-sion.

1.39 "Securities Act" shall mean the Securities Act of
1933, as amended.

1.40 "Smith Barney Shearson" shall mean Smith Barney
Shearson Inc., financial advisor to Regency.

1.41 "Subsidiary" shall have the meaning set forth in Rule
1-02 of Regulation S-X of the SEC.

1.42 "Surviving Corporation" shall have the meaning set forth in Section 2.1.

1.43 "Termination Date" shall have the meaning set forth in Section 9.1.

1.44 "Third Party" shall mean any person or group that is deemed to be a "person" within the meaning of Section
13(d) of the Exchange Act.

                       ARTICLE II
                       THE MERGER

2.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in
Article VIII, and in accordance with the GCL, at the Effective Time, Care shall be merged with and into Regency. As a result of the Merger, the separate corporate existence of Care shall cease and Regency shall continue as the surviving corporation of the Merger (the
"Surviving Corporation") and shall succeed to and assume all the rights and obligations of Care.

2.2 Effective Time. At the time of Closing, upon the terms and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by and executed in accordance with the relevant provisions of the GCL (the date and time of such filing being referred to herein as the "Effective Time").

2.3 Effects of the Merger. The Merger shall have the effects set forth in the GCL.

2.4 Restated Certificate of Incorporation and Bylaws.

a. The Restated Certificate of Incorporation of Regency, attached hereto as Exhibit A, shall be the Certificate of Incorporation of the Surviving Corporation.

b. The Bylaws of Regency as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving
Corporation (until duly amended in accordance with applicable law).

c. The officers and directors of Regency following the Merger shall be as set forth on Exhibit C.

2.5 Stockholder Meetings. Each of Regency and Care shall call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon this Agreement and related matters. Subject to the exercise of their respective fiduciary obligations, the respective boards of directors of Regency and Care shall recommend to their respective stockholders approval of such matters.

2.6 Conversion of Care Common Stock in the Merger.  At the
Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Regency and Care: (i) each share of Care Common Stock issued and outstanding immediately prior to the Effective
Time (other than any such shares owned by Regency or any of its Subsidiaries, held in Care's treasury or owned by any Subsidiary of Care, and other than Dissenting Shares) shall automatically be converted into 0.71 shares of Regency Common Stock (the "Exchange Ratio"); (ii) each share of Care Common Stock issued and outstanding immedi-ately prior to the Effective Time and owned by Regency or any of its Subsidiaries, held in Care's treasury or owned by any Subsidiary of Care shall be cancelled and cease to exist at and after the Effective Time and no consider-ation shall be delivered with respect thereto and (iii) each share of Regency Common Stock shall be unchanged.

2.7 Dissenting Shares.  Notwithstanding anything in this
Agreement to the contrary, shares of Care Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a stockholder who has not voted such shares of Care Common Stock in favor of the Merger and who is entitled by applicable Delaware law to appraisal rights, and who shall have properly demanded in writing appraisal for such shares of Care Common Stock in accordance with Section 262 of the GCL (collectively, the "Dissenting Shares"), shall not be converted into or represent the right to receive shares of Regency Common
Stock as set forth herein, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's rights to appraisal and payment under the GCL. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's shares of Care Common
Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effec-tive Time, shares of Regency Common Stock as set forth herein. Prior to the Effective Time, Care shall not, except with the prior written consent of Regency, make any payment with respect to, or settle or offer to set-tle, any such demands. Any payments relating to Dis-senting Shares shall be made solely by the Surviving
Subsidiary and no funds or other property have been or will be provided by Regency or any of its other direct or indirect Subsidiaries for such payment.

2.8 Exchange of Shares.

a. As of the Effective Time, Regency shall deposit with a bank or trust company designated by Regency and Care (the
"Exchange Agent"), for the benefit of holders of shares of Care Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing shares of Regency Common Stock issuable pursuant to this Article II in exchange for outstanding shares of Care Common Stock.

b. As soon as reasonably practicable after the Effective
Time, the Exchange Agent shall mail to each person who was, immediately prior to the Effective Time, a holder of record of shares of Care Common Stock whose shares of Care Common Stock were converted into shares of Regency
Common Stock, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to a certificate that, immediately prior to the Effective Time, represented any shares of Care Common
Stock (a "Certificate") shall pass, only upon proper delivery of the Certificate to the Exchange Agent and shall be in such form and have such other provisions as Regency and Care may reasonably specify) and (ii) in-structions for use in effecting the surrender of the Certificate in exchange for certificates representing shares of Regency Common Stock. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and any other documents as may be required pursuant to such instruc-tions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate represent-ing that whole number of shares of Regency Common Stock that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall be cancelled. In the event of a trans-fer of ownership of shares of Care Common Stock that is not registered in the transfer records of Care, a certificate representing the proper number of shares of Regency Common Stock may be issued to a transferee if the Certificate representing such shares of Care Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered in accordance with the provisions of this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certif-icate representing shares of Regency Common Stock.

c. Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional shares of Regency
Common Stock shall be issued upon the surrender for exchange of any Certificates pursuant to this Article II and no dividend or other distribution, stock split or interest with respect to shares of Regency Common Stock shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a stockholder. In lieu of any such fractional shares, each holder of shares of Care Common Stock who would otherwise have been entitled to a fraction of a share of Regency Common Stock upon surrender of Certificates for exchange pursuant to this
Article II shall be entitled to receive from the Exchange
Agent a cash payment (without interest) in lieu of such fractional share equal to such fraction multiplied by the average closing price per share of Regency Common Stock on the American Stock Exchange or on such exchange as the Regency Common Stock shall be listed, during the five trading days immediately following the Effective Time.

d. No dividends or other distributions declared or made after the Effective Time with respect to shares of Care
Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certifi-cate with respect to the shares of Care Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Regency
Common Stock issued in exchange therefor, without inter-est, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Care Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distribu-tions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such shares of Care
Common Stock.

e. All shares of Regency Common Stock issued upon the sur-render for exchange of shares of Care Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Care Common Stock, subject, however, to the Surviving Corporation's obligation to pay any divi-dends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Care on such shares of Care Common Stock in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective
Time, and there shall be no further registration of transfers on the stock transfer books of Care of shares of Care Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective
Time, Certificates are presented to the Surviving
Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

f. In the event of any reclassification, stock split or stock dividend with respect to Regency Common Stock or Care Common Stock (or if a record date with respect to any of the foregoing should occur) prior to the Effective
Time, appropriate and proportionate adjustments, if any, shall be made to the Exchange Ratio, and all references to the Exchange Ratio in this Agreement shall be deemed to be to the Exchange Ratio as so adjusted.

2.9 Time and Place of Closing. The closing of the transactions contemplated by this Agreement shall take place at the offices of Skadden, Arps, Slate, Meagher &
Flom, 300 South Grand Avenue, Suite 3400, Los Angeles,
California, at 10:00 a.m. (local time) on or before the fifth business day following the date on which all of the conditions to each party's obligations hereunder have been satisfied or waived or at such other place or time as Regency and Care may agree.

                      ARTICLE III
                  CORPORATE GOVERNANCE

3.1 Actions to be Taken by Regency at the Effective Time with Respect to Corporate Governance. Regency shall take all actions necessary to cause each of the following to occur at the Effective Time:

a. The Bylaws of Regency (the "Regency Bylaws") shall be amended and restated to read in their entirety as set forth in Exhibit B hereto.

b. The number of directors constituting the entire Board of Directors of the Surviving Corporation shall be eight.
Initially, such Board of Directors shall be comprised of the persons listed as such on Exhibit C hereto, and they shall serve as members of the classes therein indicated.
If, prior to the Effective Time, one or more of such persons are unwilling, or are unable, to serve as a director, their replacements(s) shall be selected by the Regency Board of Directors if the word "Regency" appears opposite such person's name on Exhibit C, or by the Care
Board of Directors if the word "Care" appears opposite such person's name on Exhibit C.

c. The officers of Regency shall be the persons designated on Exhibit C hereto, holding the positions and having the responsibilities therein indicated; provided, that if any such persons are unwilling or unable to serve in such capacities, their replacements shall be selected by the Regency Board of Directors as constituted immediately after the Effective Time.

d. The foregoing directors and officers of Regency shall hold their positions until their death, resignation or removal or the election or appointment of their suc-cessors in the manner provided by the Regency Certificate of Incorporation, the Regency Bylaws and applicable law.

3.2 Certain Committees of Regency Board of Directors. The initial members of each of the Committees of the Regency
Board of Directors following the Effective Time, and for the period indicated in Exhibit C, shall be as set forth on Exhibit C hereto.

3.3 Corporate Headquarters.  The corporate headquarters of
Regency will be in Tustin, California at the existing offices of Care.

                  ARTICLE IV
     REPRESENTATIONS AND WARRANTIES OF REGENCY

        Regency represents and warrants to Care as fol-lows:

4.1 Organization and Qualification. Each of Regency and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and in good standing in each jurisdiction in which the prop-erties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect on Regency. True and complete copies of the certificate of incorporation and bylaws of Regency as in effect on the date hereof, including all amendments thereto, have heretofore been made available or delivered to Care.

4.2 Capitalization.

a. The authorized capital stock of Regency consists of 35,000,000 shares of Regency Common Stock. As of
December 20, 1993, there were (i) 6,824,557 shares of
Regency Common Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable and are not subject to and were not issued in violation of any preemptive rights, (ii) 750,000 shares of Regency Common
Stock reserved for issuance in connection with Regency's
Stock Option Plan and 4,040,404 shares of Regency Common
Stock reserved for issuance upon conversion of convert-ible securities. No Subsidiary of Regency holds any shares of Regency Common Stock.

b. Except for this Agreement, the Regency Stock Options and the convertible securities specified in Section 4.2(a) hereof, there are not now, and at the Effective Time there will not be, any options, warrants, calls, rights, subscriptions, convertible securities or other rights or agreements, arrangements or commitments of any kind obligating Regency or any of its Subsidiaries to issue, transfer or sell any securities of Regency. All shares of Regency Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual or other obligations of Regency or any of its Subsidiaries to purchase, redeem or otherwise acquire any shares of Regency Common Stock. There is not now, and at the Effective Time there will not be, any stockholder agreement, voting trust or other agreement or understanding to which Regency or any of its Subsidiaries is a party or bound relating to the voting of any shares of the capital stock of Regency or any of its Subsidiaries.

4.3 Authority. Regency has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement by the stockholders of Regency, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Regency of the transactions contem-plated hereby, have been duly authorized by Regency's board of directors, Regency's board of directors has deemed the Merger advisable and no other corporate pro-ceedings on the part of Regency are necessary to authorize the execution and delivery of this Agreement and the consummation by Regency of the transactions contemplated hereby, except for the approval of this Agreement by the stockholders of Regency. This Agreement has been duly and validly executed and delivered by Regency and, assuming the due authorization, execution and delivery hereof by Care, constitutes or will consti-tute, as the case may be, a valid and binding agreement of Regency, enforceable against Regency in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (ii) by general principles of equity
(regardless of whether enforcement is sought in a proceeding in equity or at law).

4.4 Consents and Approvals; No Violation. None of the execution and delivery by Regency of this Agreement, the consummation by Regency of the transactions contemplated hereby or compliance by Regency with any of the provi-sions hereof will (i) conflict with or result in a breach of any provision of the respective charters or bylaws (or similar governing documents) of Regency or any of its Subsidiaries, (ii) require any consent, approval, autho-rization or permit of, or filing with or notification to, any Governmental Entity, except (A) pursuant to the Exchange Act, the Securities Act, certain state takeover, securities and antitrust statutes and the HSR Act and (B) for filing the Certificate of Merger pursuant to the GCL,
(iii) result in a default (or an event which with notice or lapse of time or both would become a default) or give to any third party any right of termination, cancella-tion, amendment or acceleration under, or result in the creation of a lien or encumbrance on any of the assets of Regency or any of its Subsidiaries pursuant to any note, license, agreement or other instrument or obligation to which Regency or any of its Subsidiaries is a party or by which Regency or any of its Subsidiaries or any of their respective assets may be bound or affected, or (iv) violate or conflict with any order, writ, injunction, decree, statute, rule or regulation applicable to Regency or any of its Subsidiaries or any of their respective properties or assets; other than (A) such defaults, rights of termination, cancellation, amendment or accel-eration, liens and encumbrances, violations and conflicts set forth pursuant to (iii) and (iv) above, and (B) such consents, approvals, authorizations, permits or filings, as set forth pursuant to (ii) above that are not ob-tained, which, in the aggregate, would not have a Materi-al Adverse Effect on Regency and would not materially impair Regency's ability to consummate the transactions contemplated by this Agreement.

4.5 SEC Reports and Financial Statements. Each form, re-port, schedule, registration statement and definitive proxy statement filed by Regency with the SEC since
January 1, 1991 (as such documents have since the time of their filing been amended, the "Regency SEC Reports"), which include all the documents (other than preliminary material) that Regency was required to file with the SEC since such date, as of their respective dates, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Regency SEC Reports. None of the Regency SEC Reports contained any untrue statement of a material fact or omitted to state a material fact re-quired to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified by subsequent filings prior to the date hereof. The financial state-ments of Regency included in such reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved
(except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Regency and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows (or changes in financial position prior to the approval of FASB 95) for the periods then ended. Since
June 30, 1993, neither Regency nor any of its Subsidiar-ies has incurred any liabilities or obligations, whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due, except (i) as and to the extent set forth on the audited balance sheet of Regency and its Subsidiaries as at June 30, 1993 (including the notes thereto), (ii) as incurred in connection with the transactions contemplat-ed, or as provided, by this Agreement, (iii) as incurred after June 30, 1993 in the ordinary course of business and consistent with past practices, (iv) as described in the Regency SEC Reports or (v) as would not, individually or in the aggregate, have a Material Adverse Effect on Regency.

4.6 Absence of Certain Changes or Events. Except as dis-closed in the Regency SEC Reports filed prior to the date hereof or otherwise disclosed pursuant to this Agreement, since September 30, 1993, (i) Regency and its Subsid-iaries have conducted their respective businesses only in the ordinary course, consistent with past practice,
(ii) there has not occurred or arisen any event, individ-ually or in the aggregate, having or which, insofar as reasonably can be foreseen, in the future is likely to have, a Material Adverse Effect on Regency, and
(iii) Regency has not declared paid, set aside or reserved for payment of any dividend or other distribution on shares of Regency Common Stock.

4.7 Litigation. As of the date of this Agreement, except as disclosed in the Regency SEC Reports filed prior to the date of this Agreement or otherwise disclosed to Care prior to the date hereof, there is no claim, suit, action or proceeding pending, or, to the best knowledge of Regency, threatened against or affecting Regency or any of its Subsidiaries, which is reasonably likely to have a Material Adverse Effect on Regency, nor is there any judgment, decree, order, injunction, writ or rule of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator outstand-ing against Regency or any of its Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future is likely to have, any such effect.

4.8 Compliance with Law. To the best knowledge of Regency, Regency and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the business of Regency and its Subsidiaries, taken as a whole (the "Regency Permits"). To the best knowledge of Regency, Regency and its Subsidiaries are in compliance with the terms of the Regency Permits, except where the failure to so comply would not have a Material
Adverse Effect on Regency. To the best knowledge of Regency, except as disclosed in the Regency SEC Reports, Regency is not in violation of any Federal, state, local or foreign law, ordinance or regulation or judgment, order or decree (including, but not limited to, those relating to the environment), the violation of which, individually or in the aggregate, would have a Material
Adverse Effect on Regency.

4.9 Taxes. Regency and each of its Subsidiaries have accu-rately prepared and filed all income tax returns required to be filed, and have paid all taxes and other charges due or claimed to be due by Federal, state, local or foreign taxing authorities, and there are no tax liens upon any property or assets of Regency or any of its Subsidiaries. To the extent that tax liabilities have accrued but not become payable, they have been adequately reflected on the financial statements included in the Regency SEC Reports. The statute of limitations for examining the returns of Regency has expired for all periods to, and including, June 30, 1990. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Federal income tax return for any period. There does not exist any issue that, if raised by any taxing authority with respect to any fiscal period, would, singly or in the aggregate, be expected to result in an assessment against Regency that would have, or is reasonably likely to have, a Material Adverse Effect on Regency.

4.10 Disclosure. No representation or warranty of Regency contained in this Agreement and no statement contained in any certificate or schedule furnished or to be furnished by or on behalf of Regency to Care or any of its repre-sentatives pursuant thereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not mis-leading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or schedule.

4.11 Information Supplied. The information supplied or to be supplied by Regency or its Subsidiaries for inclusion in (i) the Form S-4 will not, either at the time the Form
S-4 is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any materi-al fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement, including any amendments and supplements thereto, will not, either at the date mailed to stock-holders or at the time of the meeting of stockholders of Regency to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
The Proxy Statement and the Form S-4 will each comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Regency with respect to information supplied by Care for inclusion therein.

4.12 Employee Matters. Regency has delivered or made available to Care full and complete copies or descriptions of each material employment, bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, phantom stock, performance unit, pension, retirement, deferred compensation, welfare or other employee benefit agreement, trust fund or other arrangement and any union, guild or collective bargaining agreement maintained or contributed to or required to be contributed to by Regency or any of its ERISA Affiliates, for the benefit or welfare of any director, officer, employee or former employee of Regency or any of its ERISA Affiliates (such plans and arrangements being referred to herein as the "Regency Plans"). Each of the Regency Plans is in material compliance with all applicable laws including
ERISA and the Code. The Internal Revenue Service has determined that each Regency Plan that is intended to be a qualified plan under section 401(a) of the Code is so qualified and Regency is aware of no event occurring after the date of such determination that would adversely affect such determination. The unfunded liabilities accrued by participants and beneficiaries under each such plan are accurately reflected on the latest balance sheet of Regency and its Subsidiaries included in the Regency
SEC Reports. No condition exists that is reasonably likely to subject Regency or any of its Subsidiaries to any direct or indirect liability under Title IV of ERISA or to a civil penalty under section 502(i) of ERISA or liability under section 4069 of ERISA or 4975, 4976 or 4980B of the Code or the loss of a Federal tax deduction under section 280G of the Code or other liability with respect to the Regency Plans that would have a Material
Adverse Effect on Regency and that is not reflected on the latest balance sheet included in the Regency SEC
Reports. No Regency Plan (other than any Regency Plan that is a "multiemployer plan" as such term is defined in section 4001(a)(3) of ERISA) is subject to Title IV of ERISA. There are no pending, threatened, or anticipated claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the Regency Plans or any trusts related thereto.

4.13 Affiliate Agreements. Except as disclosed in the Regency SEC Reports filed prior to the date of this Agreement, except for this Agreement, as of the date of this Agreement neither Regency nor any of its Subsid-iaries is a party to any oral or written agreement with any of its Affiliates, other than with any of its Subsidiaries.

4.14 Opinion of Financial Advisor. Regency has received the opinion of Smith Barney Shearson to the effect that, as of December 20, 1993, the consideration to be paid by Regency in the Merger is fair to Regency from a financial point of view.

4.15 Accounting Matters. To the best knowledge of Regency, neither Regency nor any of its Affiliates has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Care or any of its Affiliates) would prevent Regency from accounting for the business combination to be effected in accordance herewith as a pooling of interests.

4.16 Brokers and Finders. Other than Smith Barney Shearson and L.J. Kaufman & Co., Inc., none of Regency or any of its Subsidiaries nor any of their respective directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

                        ARTICLE V
         REPRESENTATIONS AND WARRANTIES OF CARE
        Care represents and warrants to Regency as fol-lows:

5.1 Organization and Qualification.  Each of Care and its
Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and in good standing in each jurisdiction in which the prop-erties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect on Care. True and complete copies of the restated certificate of incorporation and bylaws of Care as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Regency.

5.2 Capitalization.

a. The authorized capital stock of Care consists of 25,000,000 shares of Care Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share (the
"Care Preferred Stock").  As of December 17, 1993, (i)
13,229,418 shares of Care Common Stock and no shares of Care Preferred Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and are not subject to and were not issued in violation of any preemptive rights , and (ii) an aggregate of 1,000,000 shares of Care Common Stock were reserved for issuance in connection with Care's Stock Option Plan and Care's Share Appreciation Rights Plan. No Subsidiary of
Care holds any shares of Care Common Stock.

b. Except for this Agreement, the Care Stock Option Plan and the Care Share Appreciation Rights Plan referred to in Section 5.2(a) hereof, there are not now, and at the Effective Time there will not be, any options, warrants, calls, rights, subscriptions, convertible securities or other rights or agreements, arrangements or commitments of any kind obligating Care or any of its Subsidiaries to issue, transfer or sell any securities of Care. All shares of Care Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding con-tractual or other obligations of Care or any of its Subsidiaries to purchase, redeem or otherwise acquire any shares of Care Common Stock. There is not now, and at the Effective Time there will not be, any stockholder agreement, voting trust or other agreement or understand-ing to which Care or any of its Subsidiaries is a party or bound relating to the voting of any shares of the capital stock of Care or any of its Subsidiaries.

5.3 Authority. Care has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement by the stockholders of Care, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Care of the transactions contemplated hereby, have been duly authorized by Care's board of directors, Care's board of directors has declared the Merger advisable and no other corporate proceedings on the part of Care are necessary to authorize the execution and delivery of this Agreement and the consummation by Care of the transactions contemplated hereby, except for the approval of this Agreement by the stockholders of Care. This Agreement has been duly and validly executed and delivered by Care and, assuming the due authori-zation, execution and delivery hereof by Regency, consti-tutes or will constitute, as the case may be, a valid and binding agreement of Care, enforceable against Care in accordance with its terms, except that such enforce-ability may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (ii) by general principles of equity
(regardless of whether enforcement is sought in a pro-ceeding in equity or at law).

5.4 Consents and Approvals; No Violation. Except as set forth in the Disclosure Letter delivered by Care to Regency, none of the execution and delivery by Care of this Agreement, the consummation by Care of the transac-tions contemplated hereby or compliance by Care with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the respective charters or bylaws (or similar governing documents) of Care or any of its Subsidiaries, (ii) require any consent, approval, authorization or permit of, or filing with or notifica-tion to, any Governmental Entity, except (A) pursuant to the Exchange Act, the Securities Act, certain state take-over, securities and antitrust statutes and the HSR Act and (B) for filing the Certificate of Merger pursuant to the GCL, (iii) result in a default (or an event which with notice or lapse of time or both would become a default) or give to any third party any right of termina-tion, cancellation, amendment or acceleration under, or result in the creation of a lien or encumbrance on any of the assets of Care or any of its Subsidiaries pursuant to any note, license, agreement or other instrument or obligation to which Care or any of its Subsidiaries is a party or by which Care or any of its Subsidiaries or any of their respective assets may be bound or affected, or
(iv) violate or conflict with any order, writ, injunc-tion, decree, statute, rule or regulation applicable to Care or any of its Subsidiaries or any of their respec-tive properties or assets; other than (A) such defaults, rights of termination, cancellation, amendment or accel-eration, liens and encumbrances, violations and conflicts set forth pursuant to (iii) and (iv) above, and (B) such consents, approvals, authorizations, permits or filings, as set forth pursuant to (ii) above that are not obtained, which, in the aggregate, would not have a Material Adverse Effect on Care and would not materially impair Care's ability to consummate the transactions contemplated by this Agreement.

5.5 SEC Reports and Financial Statements. Each form, re-port, schedule, registration statement and definitive proxy statement filed by Care with the SEC since
January 1, 1991 (as such documents have since the time of their filing been amended, the "Care SEC Reports"), which include all the documents (other than preliminary materi-al) that Care was required to file with the SEC since such date, as of their respective dates, complied in all material respects with the requirements of the Securities
Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Care SEC Reports. None of the Care SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified by subsequent filings prior to the date hereof. The financial statements of Care included in such reports comply as to form in all material re-spects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Care and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows
(or changes in financial position prior to the approval of FASB 95) for the periods then ended. Since December
31, 1992, neither Care nor any of its Subsidiaries has incurred any liabilities or obligations, whether abso-lute, accrued, fixed, contingent, liquidated, unliq-uidated or otherwise and whether due or to become due, except (i) as and to the extent set forth on the audited balance sheet of Care and its Subsidiaries as at Decem-ber 31, 1992 (including the notes thereto), (ii) as incurred in connection with the transactions contem-plated, or as provided, by this Agreement, (iii) as incurred after December 31, 1992 in the ordinary course of business and consistent with past practices, (iv) as described in the Care SEC Reports (v) described in the Disclosure Letter or (vi) as would not, individually or in the aggregate, have a Material Adverse Effect on Care.

5.6 Absence of Certain Changes or Events. Except as dis-closed in the Care SEC Reports filed prior to the date hereof or otherwise disclosed pursuant to this Agreement, since September 30, 1993, Care and its Subsidiaries have conducted their respective businesses only in the ordi-nary course, consistent with past practice, and there has not occurred or arisen any event, individually or in the aggregate, having or which, insofar as reasonably can be foreseen, in the future is likely to have, a Material
Adverse Effect on Care.

5.7 Litigation. As of the date of this Agreement, except as disclosed in the Care SEC Reports filed prior to the date of this Agreement or otherwise disclosed to Regency prior to the date hereof, there is no claim, suit, action or proceeding pending, or, to the best knowledge of Care, threatened against or affecting Care or any of its Subsidiaries, which is reasonably likely to have a Material Adverse Effect on Care, nor is there any judgment, decree, order, injunction, writ or rule of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator outstand-ing against Care or any of its Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future is likely to have, any such effect.

5.8 Compliance with Law. To the best knowledge of Care, Care and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the business of Care and its Subsidiaries, taken as a whole (the "Care Permits"). To the best knowledge of Care, Care and its Subsidiaries are in compliance with the terms of the Care Permits, except where the failure to so comply would not have a Material Adverse Effect on Care. To the best knowledge of Care, except as disclosed in the Care SEC Reports, Care is not in violation of any Federal, state, local or foreign law, ordinance or regulation or judgment, order or decree (including, but not limited to, those relating to the environment), the violation of which, individually or in the aggregate, would have a Material Adverse Effect on Care.

5.9 Taxes. Care and each of its Subsidiaries have accurately prepared and filed all income tax returns required to be filed, and have paid all taxes and other charges due or claimed to be due by Federal, state, local or foreign taxing authorities, and there are no tax liens upon any property or assets of Care or any of its Subsid-iaries. To the extent that tax liabilities have accrued but not become payable, they have been adequately reflected in the financial statements included in the Care SEC Reports. The statute of limitations for examin-ing the returns of Care has expired for all periods to, and including, December 31, 1984. Except as set forth in the Disclosure Letter (i) there are no outstanding agree-ments or waivers extending the statutory period of limitations applicable to any Federal income tax return for any period, and (ii) there does not exist any issue that, if raised by any taxing authority with respect to any fiscal period, would, singly or in the aggregate, be expected to result in an assessment against Care that would have, or is reasonably likely to have, a Material
Adverse Effect on Care.

5.10 Disclosure. No representation or warranty of Care contained in this Agreement and no statement contained in any certificate or schedule furnished or to be furnished by or on behalf of Care to Regency or any of its repre-sentatives pursuant thereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not mis-leading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or schedule.

5.11 Information Supplied. The information supplied or to be supplied by Care or its Subsidiaries for inclusion in
(i) the Form S-4 will not, either at the time the Form S-
4 is filed with the SEC or at the time it becomes effec-tive under the Securities Act, contain any untrue state-ment of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy
Statement, including any amendments and supplements thereto, will not, either at the date mailed to stock-holders or at the time of the meeting of stockholders of Care to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
The Proxy Statement and the Form S-4 will each comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Care with respect to information supplied by Regency for inclusion therein.

5.12 Employee Matters. Care has delivered or made avail-able to Regency full and complete copies or descriptions of each material employment, bonus, profit sharing, compensation, termination, stock option, stock apprecia-tion right, restricted stock, phantom stock, performance unit, pension, retirement, deferred compensation, welfare or other employee benefit agreement, trust fund or other arrangement and any union, guild or collective bargaining agreement maintained or contributed to or required to be contributed to by Care or any of its ERISA Affiliates, for the benefit or welfare of any director, officer, employee or former employee of Care or any of its ERISA
Affiliates (such plans and arrangements being referred to herein as the "Care Plans"). Each of the Care Plans is in material compliance with all applicable laws including
ERISA and the Code. The Internal Revenue Service has determined that each Care Plan that is intended to be a qualified plan under section 401(a) of the Code is so qualified and Care is aware of no event occurring after the date of such determination that would adversely affect such determination. The unfunded liabilities accrued by participants and beneficiaries under each such plan are accurately reflected on the latest balance sheet of Care and its Subsidiaries included in the Care SEC
Reports. No condition exists that is reasonably likely to subject Care or any of its Subsidiaries to any direct or indirect material liability under Title IV of ERISA or to a civil penalty under section 502(i) of ERISA or liability under section 4069 of ERISA or 4975, 4976 or 4980B of the Code or the loss of a Federal tax deduction under section 280G of the Code or other liability with respect to the Care Plans that would have a Material
Adverse Effect on Care and that is not reflected on the latest balance sheet included in the Care SEC Reports.
No Care Plan is subject to Title IV of ERISA. There are no pending, threatened, or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Care Plans or any trusts related thereto.

5.13 Affiliate Agreements.  Except as disclosed in the Care
SEC Reports filed prior to the date of this Agreement and except for this Agreement, as of the date of this Agree-ment neither Care nor any of its Subsidiaries is a party to any oral or written agreement with any of its Affiliates, other than with any of its Subsidiaries.

5.14 Opinion of Financial Advisor. Care has received the opinion of Merrill Lynch to the effect that, as of December 20, 1993, the Exchange Ratio is fair to the holders of shares of Care Common Stock from a financial point of view.

5.15 Accounting Matters. To the best knowledge of Care, neither Care nor any of its Affiliates has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Regency or any of its Affiliates) would prevent Regency from accounting for the business combination to be effected in accordance herewith as a pooling of interests.

5.16 Brokers and Finders. Other than Merrill Lynch, none of Care or any of its Subsidiaries nor any of their re-spective directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

                       ARTICLE VI
        COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Conduct of Business of Regency Pending the Effective
Time. Except as expressly permitted or contemplated by this Agreement or as shall be consented to by Care (which consent shall not be unreasonably withheld), until the Effective Time, Regency shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordi-nary and usual course of business consistent with past practice and use its best efforts (in the ordinary course of business consistent with past practice) to preserve intact their respective business organizations' goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with them. Without limiting the generality of the foregoing, and except as otherwise permitted by this Agreement, prior to the Effective Time, without the consent of Care, which consent shall not be unreasonably withheld, Regency will not, and will cause each of its Subsidiaries not to:

a. amend or propose to amend their respective charters or bylaws (other than as contemplated by this Agreement); or split, combine or reclassify their outstanding capital stock or declare, set aside or pay any dividend or dis-tribution in respect of any capital stock (other than the payment to Regency or any of its Subsidiaries of any such dividend or distribution) or issue or authorize or pro-pose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

b. (i) issue or authorize or propose the issuance of, sell, pledge or dispose of, or agree to issue or authorize or propose the issuance of, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, other than any such issuance pursuant to options, warrants, rights or convertible securities outstanding as of the date hereof in accordance with their terms; (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substan-tial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization division thereof or other-wise acquire or agree to acquire any assets in each case which are material, individually or in the aggregate, to Regency and its Subsidiaries taken as a whole; (iii) sell
(including by sale-leaseback), lease, pledge, dispose of or encumber any assets or interests therein, which are material, individually or in the aggregate, to Regency and its Subsidiaries taken as a whole, other than in the ordinary course of business and consistent with past practice; (iv) incur or become contingently liable with respect to any material indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities or otherwise incur any material obligation or liability (absolute or contingent) other than short-term indebtedness in the ordinary course of business and consistent with past practice; (v) redeem, purchase, acquire or offer to purchase or acquire any (x) shares of its capital stock or (y) long-term debt, other than as required by the governing instruments relating thereto;
(vi) take any voluntary action which would jeopardize the treatment of the transactions contemplated hereby as a "pooling" for accounting purposes; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

c. enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other arrangements or agreements with any directors, officers or key employees;

d. adopt, enter into or amend any, or become obligated under any new, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law occurring after the date hereof and except, with respect to all plans other than bonus plans, in the ordinary course of business and consistent with past practice; or

e. take any action that would, or is reasonably likely to, result in any of its representations and warranties set forth in this Agreement becoming untrue, or in any of the conditions to the Merger set forth herein not being satisfied in any material respect.

6.2 Conduct of Business of Care Pending the Effective
Time. Except as expressly permitted or contemplated by this Agreement, until the Effective Time, Care shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and use their best efforts to preserve intact their respective business organizations' goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with them. Without limiting the generality of the foregoing, and except as otherwise permitted by this Agreement, prior to the Effective Time, without the consent of Regency, which consent shall not be unreasonably withheld, Care will not, and will cause each of its Subsidiaries not to:

a. amend or propose to amend their respective charters or bylaws (other than as contemplated by this Agreement); or split, combine or reclassify their outstanding capital stock or declare, set aside or pay any dividend or dis-tribution in respect of any capital stock (other than the payment to Care or any of its Subsidiaries of any such dividend or distribution) or issue or authorize or pro-pose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

b. Except as set forth in the Disclosure Letter, (i) issue or authorize or propose the issuance of, sell, pledge or dispose of, or agree to issue or authorize or propose the issuance of, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, other than any such issuance pursuant to options, warrants, rights or convertible securities outstanding as of the date hereof in accordance with their terms; (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substan-tial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets in each case which are material, individually or in the aggre-gate, to Care and its Subsidiaries taken as a whole;
(iii) sell (including by sale-leaseback), lease, pledge, dispose of or encumber any assets or interests therein, which are material, individually or in the aggregate, to such party and its Subsidiaries taken as a whole, other than in the ordinary course of business and consistent with past practice; (iv) incur or become contingently liable with respect to any material indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities or otherwise incur any material obligation or liability (absolute or contingent) other than short-term indebtedness in the ordinary course of business and consistent with past practice; (v) redeem, purchase, acquire or offer to purchase or acquire any (x) shares of its capital stock or (y) long-term debt, other than as required by the governing instruments relating thereto; (vi) take any voluntary action which would jeopardize the treatment of the transactions contemplated hereby as a "pooling" for accounting purposes; or (vii) enter into any contract, agreement, commitment or ar-rangement with respect to any of the foregoing;

c. enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other arrangements or agreements with any directors, officers or key employees;

d. adopt, enter into or amend any, or become obligated under any new, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law occurring after the date hereof and except, with respect to all plans other than bonus plans, in the ordinary course of business and consistent with past practice; or

e. take any action that would, or is reasonably likely to, result in any of its representations and warranties set forth in this Agreement becoming untrue in any material respect, or in any of the conditions to the Merger set forth herein not being satisfied.

6.3 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Regency and Care shall confer on a regular and fre-quent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Govern-mental Entity in connection with this Agreement and the transactions contemplated hereby.

6.4 Recommendation to Stockholders.  Each of Care and
Regency will, through its Board of Directors but subject to the fiduciary duties of its Board of Directors under applicable law as advised in writing by outside counsel, recommend to its stockholders the approval of the Merger and not rescind its declaration that the Merger is advisable.

6.5 State Takeover Laws. If any "fair price" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Care and Regency and their respective Boards of Directors shall use their best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby.

                      ARTICLE VII
           ADDITIONAL COVENANTS AND AGREEMENTS
7.1 No Solicitation. a. Without the prior written con-sent of Care, Regency and its Subsidiaries will not, and will use their best efforts to cause their respective officers, directors, employees and agents not to, initi-ate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to or, except to the extent required by their fiduciary duties, engage in negotiations concerning, provide any confidential infor-mation or data to or have any discussions with, any Third
Party, other than Care or any Affiliate of Care, relating to, any acquisition, business combination or purchase of all or any significant portion of the assets of, or any equity interest in, Regency or any of its Subsidiaries.
Regency will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Regency shall immediately notify Care if any such negotiations, or providing of confidential information or data or discussions are entered into or made or any such inquiries are received in respect thereof, and shall provide details with respect thereto.

        Notwithstanding the foregoing (i) Regency may engage in discussions or negotiations with a third party who seeks without inducement to initiate discussions or negotiations relative to a proposed takeover proposal and may furnish such Third Party information concerning
Regency and its business, properties or assets, (ii) the Board of Directors of Regency may take and disclose to their respective stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act and
(iii) following receipt of a takeover proposal, the Board of Directors of Regency may withdraw or modify their respective recommendations referred to in Section 6.4 hereof, but in each case referred to in the foregoing clauses (i) through (iii) only to the extent that the Board of Directors of Regency shall conclude in good faith on the basis of the written advice of its outside counsel that such action is necessary in order for such Board of Directors to act in a manner which is consistent with its fiduciary obligations under applicable law.

b. Without the prior written consent of Regency, Care and its Subsidiaries will not, and will use their best ef-forts to cause their respective officers, directors, employees and agents not to, initiate or solicit, direct-ly or indirectly, any inquiries or the making of any proposal with respect to or, except to the extent re-quired by their fiduciary duties, engage in negotiations concerning, provide any confidential information or data to, or have any discussions with, any Third Party, other than Regency or any Affiliate of Regency relating to, any acquisition, business combination or purchase of all or any significant portion of the assets of, or any equity interest in, Care or any of its Subsidiaries. Care will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Care shall immediately notify Regency if any such negotiations, or providing of confidential informa-tion or data or discussions are entered into or made or any such inquiries are received in respect thereof, and shall provide details with respect thereto.

        Notwithstanding the foregoing (i) Care may engage in discussions or negotiations with a Third Party who seeks without inducement to initiate discussions or negotiations relative to a proposed takeover proposal and may furnish such third party information concerning Care and its business, properties or assets, (ii) the Board of Directors of Care may take and disclose to their re-spective stockholders a position contemplated by Rule
14e-2(a) promulgated under the Exchange Act and (iii) following receipt of a takeover proposal, the Board of Directors of Care may withdraw or modify their respective recommendations referred to in Section 6.4 hereof, but in each case referred to in the foregoing clauses (i) through (iii) only to the extent that the Board of Direc-tors of Care shall conclude in good faith on the basis of the written advice of its outside counsel that such action is necessary in order for such Board of Directors to act in a manner which is consistent with its fiduciary obligations under applicable law.

7.2 Access to Information. Subject to compliance with applicable law, upon reasonable notice Regency and Care shall each (and shall cause each of their respective
Subsidiaries to) afford to the other and the officers, employees, accountants, counsel, financial advisors and other representatives of the other, access during normal business hours throughout the period prior to the Effec-tive Time to all of its properties, books, contracts, commitments and records and, during such period, each of Regency and Care shall (and shall cause each of their re-spective Subsidiaries to) furnish promptly to the other
(a) a copy of each report, schedule, registration state-ment and other document filed or received by it during such period pursuant to the requirements of Federal securities laws, and (b) all other information concerning its businesses, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party and in the event of termination of this Agreement for any reason, each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party. In addition, in the event of such termination, all documents, memoranda, notes and other writing whatsoever prepared by each party based on the information in such material shall be destroyed (and each party shall use its best efforts to cause its advisors and their representatives to similarly destroy their respective documents, memoranda and notes), and such destruction (and best efforts) shall be certified in writing to the other party by an authorized officer supervising such destruction.

7.3 Registration Statement and Proxy Statement. As soon as is reasonably practicable after the date hereof, Regency and Care shall prepare and file the Proxy Statement with the SEC and Regency and Care shall promptly prepare and Regency shall file with the SEC the Form S-4 in which the Proxy Statement will be included. Each of Regency and Care shall use its best efforts to have the Registration
Statement declared effective under the Securities Act as promptly as practicable after such filing. Regency and Care shall take any action required to be taken under applicable state securities and blue sky laws in connec-tion with the issuance of shares of Regency Common Stock in the Merger and as contemplated by this Agreement.
Regency and Care shall promptly furnish to each other all information, and take such other actions, as may reason-ably be requested in connection with either action by either of them in connection with this Section 7.3.

7.4 Affiliates. Regency and Care shall each use its best efforts to cause each principal executive officer, each director and each other person who may be deemed to be an "affiliate," for purposes of Rule 145 under the Securi-ties Act, of Regency or Care, as the case may be, to deliver to Regency and Care on or prior to the Effective
Time a written agreement to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of Regency Common Stock issued in the Merger, except, in each case, pursuant to an effective registra-tion statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to Regency and Care, is exempt from the registration requirements of the Securities Act and, in any case, until after the results covering 30 days of post-Merger combined operations of Regency and Care have been filed with the SEC, sent to stockholders of Regency or otherwise publicly issued.

7.5 Agreement to Cooperate; Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agree-ment, subject to the appropriate vote of stockholders of Regency and Care described in Section 8.1(a) hereof, including providing information and using reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, and effecting all necessary registrations and filings (including filings under the HSR Act). In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all necessary actions to the extent not inconsistent with their other duties and obligations or applicable law.

7.6 Stock Options. (a) To the extent that acceleration of the exercisability of any outstanding option to purchase shares of Regency Common Stock (a "Regency Stock
Option"), any outstanding unit based on the value of Regency Common Stock or the stock of a Regency Subsidiary is permitted by action of Regency or a committee of Regency's Board of Directors but not mandated by the applicable governing instrument, then Regency shall take all necessary action to cause such acceleration not to occur.

             (b)  To the extent that acceleration of the
exercisability of any outstanding option to purchase shares of Care Common Stock or any stock appreciation right with regard to Care Common Stock (a "Care Stock
Option"), any outstanding unit based on the value of Care
Common Stock or the stock of a Care Subsidiary is permit-ted by action of Care or a committee of Care's Board of Directors but not mandated by the applicable governing instrument, then Care shall take all necessary action to cause such acceleration not to occur. In connection therewith, at the Effective Time, each Care Stock Option, whether vested or unvested, shall be assumed by Regency, and each of Regency and Care shall cause an amendment to their applicable plans to be adopted (and, if necessary, approved by their respective stockholders) to accomplish the foregoing. Unless Regency and Care shall otherwise agree, each such Care Stock Option shall be deemed to constitute an option or right to acquire, on the same terms and conditions as were applicable under such Care
Stock Option, the same number of shares of Regency Common
Stock as the holder of such Care Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option or right in full immediately prior to the Effective Time (rounded up to the nearest whole share in the case of Care Stock Options that are non-qualified stock options or stock appreciation rights and rounded down to the nearest whole share in the case of incentive stock options (as defined below)), at a price per share of Regency Common Stock equal to (i) the exercise price per share for the shares of Care Common
Stock purchasable pursuant to such Care Stock Option divided by (ii) 0.71 shares of Regency Common Stock;
provided, however, that in the case of any option to which section 421 of the Code applies by reason of its qualification under any of sections 422-424 of the Code
("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with section 424(a) of the Code, subject to the terms and conditions of the relevant governing instruments.

             (c)  As soon as practicable after the Effec-
tive Time, Regency shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms) with respect to the shares of Regency Common Stock subject to such options including Care Stock Options and shall use its best efforts to maintain the effectiveness of such registra-tion statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. Regency shall administer the Option Plans assumed pursuant to this Section 7.6 in a manner that complies with Rule 16b-3 promulgated under the Exchange
Act to the extent the Option Plans complied with such rule prior to the Merger.

7.7 Public Statements. The parties shall consult with each other prior to issuing any public announcement or state-ment with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement or statement prior to such consultation, except as may be required by law or by the rules of the American Stock Exchange or the National Association of
Securities Dealers, Inc.

7.8 Letter of Regency's Accountants. Regency shall use its best efforts to cause to be delivered to Care a letter of Arthur Andersen, dated a date within two business days before the date on which the Form S-4 shall become effec-tive and addressed to Care, in form and substance reasonably satisfactory to Care and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

7.9 Letter of Care's Accountants. Care shall use its best efforts to cause to be delivered to Regency a letter of Ernst & Young, dated a date within two business days before the date on which the Form S-4 shall become effec-tive and addressed to Regency, in form and substance rea-sonably satisfactory to Regency and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

7.10 Expenses. Subject to Section 9.5 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby irrespective of whether the Merger is consummated shall be paid by the party incurring such expenses, except that those financial printer and mailing expenses incurred in connection with printing and mailing the Proxy Statement and the Form S-4, as well as the filing fee relating thereto, shall be shared equally by Regency, on the one hand, and Care, on the other hand.

7.11 Opinions of Financial Advisors.  Each of Regency and
Care shall use its best efforts to cause Smith Barney
Shearson and Merrill Lynch, respectively, to provide opinions, in the forms described in Section 4.14 and 5.14, respectively, and shall include such opinions in the Proxy Statement.

7.12 Registration Rights. Regency shall use its best efforts to enter into and in any event will offer relatively concurrently with the Effective Time a Registration Rights Agreement with each person who will be an Affiliate of Regency after the Effective Time and each person who presently has registration rights with respect to shares of Regency Common Stock, which will include demand and incidental or piggy-back rights of registration and shall otherwise be in form and substance reasonably satisfactory to Regency and such persons respecting shares of Regency Common Stock which are issued to such persons in the Merger. Regency shall use its best efforts to provide that such Registration Rights
Agreement will supersede all registration rights agree-ments presently in effect respecting shares of Regency
Common Stock and Care Common Stock.

7.13 Indemnification; Directors and Officers Insurance.
For six years from and after the Effective Time, Regency agrees to indemnify and hold harmless all past and present officers and directors of Care and of its Subsidiaries to the same extent such persons are currently indemnified by Care pursuant to Care's Restated
Certificate of Incorporation and Bylaws for acts or omis-sions occurring at or prior to the Effective Time.
Regency will provide, for an aggregate period of not less than six years from the Effective Time, Care's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than Care's existing policy or, if sub-stantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Regency shall not be required to pay an annual premium for the D&O Insurance in excess of $750,000, but in such case shall purchase as much coverage as possible for such amount.

7.14 Merger Provisions. Care agrees to amend this Agree-ment if, prior to the time the Proxy Statement is mailed to holders of Regency Common Stock, Regency notifies Care in writing that, in the reasonable opinion of Regency, the Merger as described in Section 2.1 hereof would result in recognition of gain for Federal tax purposes to either Care or Regency. Such amendment shall provide that the Merger shall occur by merging a newly formed wholly owned subsidiary of Regency with and into Care in a tax-free reorganization under Section 368(a)(2)(E) of the Code.

7.15 Employment Agreements. Regency shall use its best efforts to enter into an employment agreement effective as of the Effective Time with each of the persons listed on Exhibit C under the heading "Officers" in form and substance reasonably satisfactory to Regency and Care.

7.16 Undertaking. Regency and Care shall use their best efforts to enter into or obtain the agreements contemplated by Sections 7.4, 7.12 and 7.15 prior to the date that the Proxy Statement is mailed to stockholders of Regency and Care.

7.17 New York Stock Exchange Listing. Regency shall use its best efforts to qualify the Regency Common Stock for listing on the New York Stock Exchange.

                      ARTICLE VIII
                       CONDITIONS
8.1 Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following condi-tions:

a. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of a majority of the outstanding shares of Regency
Common Stock and Care Common Stock entitled to vote;

b. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

c. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect;

d. No temporary restraining order, preliminary or permanent injunction or other order or decree by any court of competent jurisdiction which prevents the consummation of the Merger or imposes material conditions with respect thereto shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

e. No action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or Federal government or governmental agency which would prevent the consummation of the Merger or imposes mate-rial conditions with respect thereto;

f. All governmental consents and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, including all state securi-ties or blue sky permits and other authorizations neces-sary to issue the shares of Regency Common Stock pursuant to this Agreement and as contemplated by Section 7.3 hereof, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Surviving Subsidiary, or upon the consummation of the transactions contemplated hereby;

g. Regency and Care shall each have received from each person specified in Section 7.4 hereof the written agree-ment referred to in such Section 7.4; and

h. Each of Regency and Care shall have received a letter from each of Arthur Andersen and Ernst & Young, dated the Effective Time, addressed to Regency and Care, in form and substance reasonably satisfactory to Regency and Care, stating that the Merger will qualify as a "pooling of interests" transaction under generally accepted accounting principles.

i. Regency shall have entered into the employment agree-ments contemplated by Section 7.15 hereof.

8.2 Conditions to Obligation of Regency to Effect the
Merger. The obligation of Regency to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

a. Care shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of Care contained in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Effective Time as if made on and as of such date, except as contemplated or permitted by this Agree-ment and Regency shall have received a certificate of the President or of an Executive Vice President of Care to that effect;

b. Care shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instru-ment, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Care, or upon the consummation of the transactions contemplated hereby;

c. Regency shall have received an opinion of Sidley &
Austin or other outside counsel to Care acceptable to Regency, in substantially the form set forth as Exhibit D hereto;

d. Regency shall have received the letter of Ernst & Young referred to in Section 7.9 hereof.

8.3 Conditions to Obligation of Care to Effect the Merger.
The obligations of Care to effect the Merger shall be subject to the fulfillment at or prior to the Effective
Time of the additional following conditions:

a. Regency shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of Regency contained in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Effective Time as if made on and as of such date, except as contemplated by this Agreement and Care shall have received a Certificate of the President or of an Executive Vice President of Regency to that effect;

b. Regency shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transaction contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instru-ment, except those for which failure to obtain such con-sents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Regency, or upon the consummation of the transactions contemplated hereby;

c. Care shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom or other outside counsel to Regency acceptable to Care, in substantially the form set forth as Exhibit E hereto; and

d. Care shall have received the letter of Arthur Anderson referred to in Section 7.8 hereof;

e. Care shall have received an opinion of Sidley & Austin, in form and substance satisfactory to Care, dated the Effective Time, substantially to the effect that on the basis of facts, representation and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time:

(i) The Merger will constitute a reorganization for Federal income tax purposes within the meaning of Section
368(a) of the Code, and Care and Regency will each be a party to that reorganization within the meaning of
Section 368(b) of the Code;

(ii) No gain or loss will be recognized by Care as a result of the Merger;

(iii) No gain or loss will be recognized by the stockholders of Care upon the conversion of their Care
Common Stock into shares of Regency Common Stock pursuant to the Merger except with respect to cash, if any, received in lieu of fractional shares of Regency Common
Stock;

(iv) The aggregate tax basis of the shares of Regency
Common Stock received in exchange for shares of Company
Care Stock pursuant to the Merger will be the same as the aggregate tax basis of such shares of Care Common Stock, decreased by the amount of any tax basis allocable to the fractional share interest for which cash is received; and


(v) The holding period for shares of Regency Common Stock received in exchange for shares of Care Common Stock pursuant to the Merger will include the period that such shares of Common Stock were held by the holder, provided such shares of Care Common Stock were held as capital assets by the holder on the Effective Time.

f. All shares of Regency Common Stock to be issued in the Merger shall have been approved for listing on the American Stock Exchange, or such other exchange as its shares may then be listed, subject to official notice of issuance.

                       ARTICLE IX
            TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Regency or Care:

a. by the mutual written consent of Regency and Care;

b. by either Regency or Care if (i) the Merger shall not have been consummated on or before May 31, 1994 (the
"Termination Date"); (ii) any Governmental Entity, the consent of which is a condition to the obligations of Regency and Care to consummate the transactions contem-plated hereby shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful or (iii) any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree
(other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable;

c. by Regency if (i) the Merger shall have been voted on by holders of Care Common Stock at a meeting duly convened therefor, and the votes shall not have been sufficient to satisfy the condition set forth in Section 8.1(a) hereof,
(ii) there has been a material breach by Care of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten business days following receipt by the breaching party of notice of such breach, (iii) the Board of Directors of Care should fail to recommend to its stockholders approval of the transactions contemplated by this Agreement or such recommendation shall have been made and subsequently withdrawn, (iv) following the execution of this Agreement, any Third Party other than Care or any of its Affiliates shall have communicated to Regency a proposal (x) relating to any acquisition, business combination or purchase of all or any signifi-cant portion of the assets of, or any equity interest in, Regency or any of its Subsidiaries (a "Regency Third
Party Proposal"), and Regency shall have entered into a written agreement with respect to a Regency Third Party
Proposal, or (y) that is subject to Section 14(d) of the Exchange Act, and Regency's Board of Directors shall have made a recommendation to its stockholders other than to reject such proposal or shall have made no recommendation with respect thereto, or (v) the condition contained in
Section 8.1(g) is not satisfied prior to the Termination
Date because of the failure of any affiliate (as defined in Section 7.4) of Care to deliver the written agreement specified in such Section;

d. by Care if (i) the Merger shall have been voted on by holders of Regency Common Stock at a meeting duly convened therefor and the votes shall not have been sufficient to satisfy the condition set forth in Section
8.1(a) hereof, (ii) there has been a material breach by Regency of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten business days following receipt by the breaching party of notice of such breach, (iii) the Board of Directors of Regency should fail to recommend to its stockholders approval of the transac-tions contemplated by this Agreement or such recom-mendation shall have been made and subsequently with-drawn, (iv) following the execution of this Agreement, any Third Party other than Regency or any of its Affiliates shall have communicated to Care a proposal (x) relating to any acquisition, business combination or pur-chase of all or any significant portion of the assets of, or any equity interest in, Care or any of its Subsid-iaries (a "Care Third Party Proposal"), and Care shall have entered into a written agreement with respect to a Care Third Party Proposal, or (y) that is subject to
Section 14(d) of the Exchange Act, and Care's Board of
Directors shall have made a recommendation to its stockholders other than to reject such proposal or shall have made no recommendation with respect thereto, or (v) the condition contained in Section 8.1(g) hereof is not satisfied prior to the Termination Date because of the failure of any affiliate (as defined in Section 7.4 hereof) of Regency to deliver the written agreement specified in such Section;

provided, that the right to terminate this Agreement (i) under Section 9.1(b)(i) hereof shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date and (ii) under Section 9.1(c) and (d) hereof shall not be available to any party who at such time is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement.

9.2 Effect of Termination. In the event of termination of this Agreement by either Regency or Care as provided in
Section 9.1 hereof, this Agreement shall forthwith become void (except as set forth in this Section 9.2 and in Sections 7.2, 7.7, 7.10 and 9.5 hereof, which shall survive the termination) and there shall be no liability on the part of Regency or Care or their respective offi-cers or directors except for any breach of any of its obligations under this Section 9.2 and Sections 7.2, 7.7,
7.10 and 9.5 hereof. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful, material breach of this Agreement.

9.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval hereof by the stockholders of Regency or Care, provided that after any such approval, no amendment shall be made which (a) changes the ratio at which the shares of Care
Common Stock are to be converted into shares of Regency
Common Stock pursuant to this Agreement, (b) in any way materially adversely affects the rights of holders of shares of Regency Common Stock or Care Common Stock or
(c) changes any of the principal terms of this Agreement, in each case without the approval or further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the perfor-mance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compli-ance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

9.5 Termination Fee.  (a)  If

        (i) (A) this Agreement is terminated (x) pursuant to Sections 9.1(c)(i), (ii), or (v) hereof, or (y) pursuant to Section 9.1(c)(iii) hereof prior to the time that a Care Third Party Proposal or a proposal subject to Section 14(d) of the Exchange Act shall have been communicated to Care, and

        (B) within twelve (12) months after the termina-tion of this Agreement by Regency, (x) a business combination between or among Care and a Third Party is effectuated, or (y) an offer by a Third Party subject to Section 14(d) of the Exchange Act for not less than a majority of the shares of Care Common Stock is successfully completed, or

        (ii) this Agreement is terminated (x) pursuant to
   Section 9.1(d)(iv) hereof, or (y) pursuant to Section
   9.1(c)(iii) hereof at or after the time a Care Third
   Party Proposal or a proposal subject to Section 14(d) of the Exchange Act shall have been communicated to Care,

and Care is not also entitled to terminate this Agreement by reason of Section 9.1(d)(ii) hereof, then, in addition to any other rights or remedies that may be available, Care shall promptly (and in any event within two days of receipt by Care of written notice from Regency) pay to Regency (by wire transfer of immediately available funds to an account designated by Regency) a termination fee of $6,000,000, and shall reimburse Regency for all out-of-pocket expenses (including all fees and expenses of its counsel, advisors, accountants and consultants) incurred by Regency or on its behalf in connection with the transactions contemplated by this Agreement.

(b) If

        (i) (A) this Agreement is terminated (x) pursuant to Sections 9.1(d)(i), (ii), or (v) hereof, or (y) pursuant to Section 9.1(d)(iii) hereof prior to the time that a Regency Third Party Proposal or a proposal subject to Section 14(d) of the Exchange Act shall have been communicated to Regency, and

        (B) within twelve (12) months after the termina-tion of this Agreement by Care, (x) a business combination between or among Regency and a Third Party is effectuated, or (y) an offer by a Third Party subject to Section 14(d) of the Exchange Act for not less than a majority of the shares of Regency Common
   Stock is successfully completed, or

        (ii) this Agreement is terminated (x) pursuant to
   Section 9.1(c)(iv) hereof, or (y) pursuant to Section
   9.1(d)(iii) hereof at or after the time a Regency
   Third Party Proposal or a proposal subject to Section
   14(d) of the Exchange Act shall have been communicated to Regency,

and Regency is not also entitled to terminate this Agree-ment by reason of Section 9.1(c)(ii) hereof, then, in addition to any other rights or remedies that may be available, Regency shall promptly (and in any event within two days of receipt by Regency of written notice from Care) pay to Care (by wire transfer of immediately available funds to an account designated by Care) a termination fee of $6,000,000, and shall reimburse Care for all out-of-pocket expenses (including all fees and expenses of its counsel, advisors, accountants and consultants) incurred by Care or on its behalf in connection with the transactions contemplated by this Agreement.

                       ARTICLE X
                   GENERAL PROVISIONS

10.1 Non-Survival of Representations, Warranties and Agree-ments. None of the representations, warranties and agreements in this Agreement shall survive the Effective
Time.

10.2 Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when deliv-ered by hand or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following ad-dresses (or at such other address as the parties hereto shall specify by like notice):

        If to Regency, to:

        Regency Health Services, Inc.
        3636 Birch Street
        Suite 195
        Newport Beach, California 92660
        Telecopy No. (714) 851-2927

        Attention:  Cecil Mays

   with a copy to:

        Skadden, Arps, Slate, Meagher & Flom
        300 South Grand Avenue
        Los Angeles, California  90071
        Telecopy No. (213) 687-5600

        Attention:  Brian J. McCarthy, Esq.

        If to Care, to:

        Care Enterprises, Inc.
        2742 Dow Avenue
        Tustin, California 92680-7245
        Telecopy No. (714) 544-4443 x2401

        Attention:  John W. Adams

   with a copy to:

        Sidley & Austin
        2049 Century Park East
        Los Angeles, California  90067
        Telecopy No.  (213) 556-6502

        Attention:  Moshe J. Kupietzky, Esq.

10.3 Interpretation. The headings contained in this Agree-ment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agree-ment. Whenever the words "include," "includes" or "in-cluding" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

10.4 Miscellaneous. This Agreement (including the docu-ments and instruments referred to herein) together with the Confidentiality Agreement dated November 5, 1993,
(a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto; and (d) shall be governed in all respects, including validity, interpretation and effect, by and construed in accordance with the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law). The parties hereby acknowledge that, except as hereinafter agreed to in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

10.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

10.6 Parties in Interest.  Subject to the provisions of
Section 10.4(c) hereof, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns and, except as set forth in Section 10.4 hereof, nothing in this Agreement, express or implied, is intend-ed to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

10.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validi-ty or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provi-sion of this Agreement is so broad as to be unenforce-able, the provision shall be interpreted to be only so broad as is enforceable.

10.8 Attorneys' Fees. If any action at law or equity, in-cluding an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.


       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


REGENCY HEALTH SERVICES, INC.

By: /s/ CECIL MAYS
    Name:   Cecil Mays
    Title:  President

CARE ENTERPRISES, INC.

By: /s/ JOHN W. ADAMS
    Name:   John W. Adams
    Title:  Chairman and Chief Executive Officer